EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

by and among

ALLEGHANY CORPORATION,

STRANDED OIL RESOURCES CORPORATION,

SORC HOLDINGS LLC,

and

LAREDO OIL, INC.

dated as of

December 31, 2020

i

ii

iii

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of December 31, 2020, is entered into by and among Alleghany Corporation, a Delaware corporation (“Seller”), Stranded Oil Resources Corporation, a Delaware corporation (“Company”), SORC Holdings LLC, a Delaware limited liability company (“Buyer”), and Laredo Oil, Inc., a Delaware corporation (“Laredo”, and collectively with Seller, Company, and Buyer, the “Parties”, and each individually, a “Party”).

RECITALS

WHEREAS, the Company is an oil exploration and production company focused on enhanced oil recovery;

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company and all of the issued and outstanding shares of preferred stock, par value $0.001 per share, of the Company (collectively, the “Shares”);

WHEREAS, Buyer is a wholly owned subsidiary of Laredo; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alleghany Intercompany Amount” means the net amount payable between Seller and the Company as of the Closing Date excluding any Indebtedness or any amounts that are otherwise a component of Closing Working Capital.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Releasing Party” has the meaning set forth in Section 5.14(a).

“Cash and Cash Equivalents” means, as of the Closing, the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, checks, bank deposits and short term investments which are convertible into cash), including the amounts of any received but uncleared checks, drafts and wires issued prior to such time, less the amounts of any outstanding checks or transfers at such time, in each case calculated in accordance with GAAP.

“Claim” has the meaning set forth in Section 7.07.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Working Capital” means the aggregate amount of the current assets of the Company (specifically excluding Cash and Cash Equivalents and income taxes), less the aggregate amount of the current liabilities of the Company (specifically excluding Indebtedness and income taxes) as of the close of business on the Business Day immediately preceding the Closing Date and calculated in accordance with GAAP. Notwithstanding anything to the contrary contained herein, in no event shall “Working Capital” include any amounts with respect to (i) Cash and Cash Equivalents, or (ii) Indebtedness.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return) filed or required to be filed with any Governmental Authority, if, in any manner or to any extent, relating to or inclusive of the Company, any Subsidiary or any Tax.

“Consulting Agreement” means that certain consulting agreement to be entered into by Seller with Laredo for certain services to be provided by Laredo, exclusively through Laredo’s employment of each of Mark See, R. Bruce McConnell, and Christopher Lindsey, to Seller following Closing on such terms as shall be mutually agreed to by Seller and Laredo.

“Covenant Not to Sue” has the meaning set forth in Section 5.14(b).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 8.01(b)(i).

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Fraud” means a Party is finally determined by a court of competent jurisdiction to have willfully and knowingly committed fraud against another Party hereto, with the specific intent to deceive and mislead such Party, regarding the representations and warranties made herein or in any schedule, exhibit or certificate delivered pursuant hereto.

“GAAP” means United States generally accepted accounting principles in effect from time to time, as applied by the Company.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Income Tax” means any federal, state, local, foreign or other income taxes (including any Tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits).

“Income Tax Return” means any Tax Return that is related to or for any Income Tax.

“Indebtedness” means the following liabilities and obligations of the Company:

(i)        all borrowings and other indebtedness for borrowed money, including amounts drawn down under related party, intercompany and revolving credit facilities and any borrowings by way of overdraft, acceptance credit or similar facilities;

(ii)       all interest accrued on any or all of the “debt” described in (i) above; and

(iii)      any transaction related and success fees and expenses payable by the Company to any advisers engaged by or on behalf of the Company or in connection with the transaction contemplated by the Agreement.

“Indemnified Party” means the party making a claim under Article VII of the Agreement.

“Indemnifying Party” means the party against whom a claim under Article VII of the Agreement is made.

“Independent Accountant” means an impartial, independent, certified public accountant mutually agreed upon by Buyer and Seller.

“Laredo” has the meaning set forth in the Preamble.

“Laredo Debt” has the meaning set forth in Section 5.16.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Loss” or “Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God (including any pandemic or disease outbreak, such as the COVID-19 novel coronavirus); or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Non-Released Claims” has the meaning set forth in Section 5.14(a).

“Notice of Objection” has the meaning set forth in Section 2.02(b).

“Parent Consolidated Group” means the consolidated group of affiliated corporations of which Seller is the common parent.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means (a) any taxable period ending after the Closing Date, and (b) the portion of any Straddle Period ending after the Closing Date.

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date, and (b) the portion of any Straddle Period ending on the Closing Date.

“Proceeding” means any audit, administrative action, assessment, case, deposition, examination, executive action, filing, hearing, information request, injunction, inquiry, investigation, judgment, levy, litigation, order, reassessment, review, seizure, subpoena, suit, summons, testimony, or other activity involving or conducted by or on behalf of any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” has the meaning set forth in Section 5.14(b).

“Released Claims” has the meaning set forth in Section 5.14(a).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.02(b).

“Revenue Royalty” means 5.0% of each, without duplication (i) all consolidated GAAP revenue of Laredo (inclusive of consolidated subsidiaries), (ii)  GAAP net profit earned by Laredo with respect to unconsolidated joint ventures and investments, and (iii) licensing income earned by Laredo with respect to the licensing of its intellectual property, all with respect to oil, gas, gas liquids and all other hydrocarbons (including any consulting, production or other services related thereto, and excluding (a) any amounts paid by Seller or its Affiliates to Laredo pursuant to the Consulting Agreement or similar arrangement and (b) gross proceeds of the sale of equipment contemplated in Section 5.16), taken as a whole with Buyer, the Company and all other Subsidiaries of Laredo, in each case including its respective permitted successors or assigns, recognized during the period from the Closing Date through December 31, 2027.

“Royalty Statement” has the meaning set forth in Section 2.02(b).

“Seller” has the meaning set forth in the preamble.

“Seller Released Parties” has the meaning set forth in Section 5.14(a).

“Shares” has the meaning set forth in the recitals.

“SORC Agreements” means (i) that certain Stockholders Agreement, dated as of June 14, 2011, among the Company, Seller and Buyer, (ii) that certain Funding Agreement, dated as of December 30, 2011, by and between Seller and the Company and (iii) that certain Tax Sharing Agreement, dated as of June 14, 2011, among the Company, Seller and Buyer.

“State Tax Return” means any Company Tax Return that is related to or for any State Income Tax that either (a) includes only and exclusively the Company or its Subsidiaries or (b) any Company Tax Return filed on a consolidated, combined, unitary or similar basis with respect to which the Company is the common parent (as defined in Section 1504 of the Code), or any other acting in a similar capacity with respect to such Company Tax Return under applicable Law.

“State Income Tax” means any Income Tax or franchise tax imposed by any state, municipality or subdivision including any Tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

“Target Net Working Capital Amount” means $0.

“Tax” or “Taxes” means any tax, charge, deficiency, duty, fee, levy, toll or other similar amount in the nature of a tax (including, without limitation, any net income, gross income, profits, gross receipts, escheat, excise, property, sales, ad valorem, withholding, social security, retirement, employment, unemployment, minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration, value added, surtax, capital gains, goods and services, registration, alternative or add-on or other tax) assessed or otherwise imposed by any Governmental Authority or under applicable federal, state, local or non-U.S. law, together with any interest, penalties or any other additions or increases.

“Tax Return” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Transfer Taxes” has the meaning set forth in Section 5.11(f).

“Transfer Tax Return” means any Tax Return related to the payment of any Transfer Taxes.

“Unresolved Items” has the meaning set forth in Section 2.02(b).

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares for the consideration specified in Section 2.02.

Section 2.02 Purchase Price.

(a)       Subject to adjustment pursuant to Section 2.05, the aggregate purchase price for the Shares pursuant to this Agreement (the “Purchase Price”) shall be an amount equal to: (i) $55,000, plus (ii) the Estimated Closing Cash as set forth on the Estimated Closing Cash and Indebtedness Statement (as defined below), minus (iii) Estimated Closing Indebtedness as set forth on the Estimated Closing Cash and Indebtedness Statement, plus (iv) the Estimated Closing Working Capital (which may be a negative number), plus the Alleghany Intercompany Amount (which may be a negative number), plus the Revenue Royalty (collectively the “Purchase Price”). The net amount after giving effect to the foregoing adjustments to the Purchase Price, other than the Revenue Royalty shall be the “Closing Date Payment”. If the Closing Date Payment is a positive number, Buyer shall pay Seller an amount equal to the Closing Date Payment at Closing by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer no later than two Business Days prior to Closing. If the Closing Date Payment is a negative number, Seller shall pay Buyer an amount equal to the Closing Date Payment at Closing by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer to Seller. The Revenue Royalty for the period from the Closing Date through December 31, 2021 shall accrue through December 31, 2021. The Revenue Royalty accrued through September 30, 2021 shall be due and paid by Buyer to Seller on the first Business Day of January 2022. The Revenue Royalty accrued for the period of October 1, 2021 through December 31, 2021 shall be due and paid by Buyer to Seller on the first Business Day following February 1, 2022. The Revenue Royalty for the period from January 1, 2022 until December 31, 2027 shall accrue and be paid quarterly in arrears by Buyer to Seller on the first Business Day of each of May, August, November and February with respect to the immediately preceding quarter. All Revenue Royalty payments shall be made by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer.

(b)       Each Revenue Royalty payment shall be accompanied by a statement (the “Royalty Statement”) that describes in reasonable detail how such Revenue Royalty payment was calculated. Seller may dispute the calculation of any Revenue Royalty payment by notifying Buyer in writing, setting forth in reasonable detail the particulars of such disagreement (the “Notice of Objection”), within 30 days after delivery of the Royalty Statement by Buyer. To the extent not set forth in the Notice of Objection, Seller shall be deemed to have agreed with all other calculations, items and amounts set forth in the Royalty Statement. In the event that the Seller does not deliver a Notice of Objection to Buyer within 30 days after delivery of the Royalty Statement, Seller shall be deemed to have accepted the calculation of the Revenue Royalty payment set forth in the applicable Royalty Statement. In the event that a Notice of Objection is timely delivered, Buyer and Seller shall use their respective commercially reasonable efforts and exchange any information reasonably requested by the other party for a period of 15 days after the receipt by Buyer of the Notice of Objection (the “Resolution Period”), or such longer period as they may agree in writing, to resolve in good faith any disagreements set forth in the Notice of Objection. If Buyer and Seller are unable to resolve such disagreements within the Resolution Period (the items that remain in dispute at the end of such period, the “Unresolved Items”), then, at any time thereafter, either Seller or Buyer may require the Independent Accountant to resolve the Unresolved Items. Upon selection of the Independent Accountant, each of Buyer and Seller shall submit an analysis of the Unresolved Items. Buyer and Seller shall instruct the Independent Accountant to determine as promptly as practicable, and in any event within 30 days after the date on which such dispute is referred to the Independent Accountant, based solely on the provisions of this Agreement and the written presentations by Buyer and Seller, the value of the Unresolved Items. The determination of the Independent Accountant shall be set forth in a written statement delivered to Buyer and Seller and shall be final, conclusive and binding on the parties, absent fraud or manifest error. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(c)       In the event an Independent Accountant is not selected or has not agreed to serve within the 10 Business Day period following the Resolution Period (or such longer period as agreed to in writing by Buyer and Seller), then the parties hereto agree that any dispute, controversy or claim arising out of or relating to calculations of or for the Revenue Royalty payments shall be promptly submitted to binding arbitration conducted by the American Arbitration Association under its rules, regulations and procedures, the cost of which shall be borne by the non-prevailing party. Any arbitration hearing shall be held in New York, New York. Judgment under the award entered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof in accordance with the terms of Section 9.10 hereof.

Section 2.03 Transactions to be Effected at the Closing.

(a)          At the Closing, Buyer shall deliver to Seller:

(i)         the Closing Date Payment;

(ii)        the Consulting Agreement, duly executed by Laredo; and

(iii)       all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.03 of this Agreement.

(b)          At the Closing, Seller shall deliver to Buyer:

(i)        stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(ii)       the Consulting Agreement, duly executed by Seller; and

(iii)      all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.02 of this Agreement.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held no later than two Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Parties may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. New York time on the Closing Date.

Section 2.05 Purchase Price Adjustment.

(a)          Estimated Closing Working Capital and Estimated Closing Cash and Indebtedness. At least three (3) Business Days before the Closing, the Company shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”) and good faith estimate of Cash and Cash Equivalents and Indebtedness as of Closing (the “Estimated Closing Cash and Indebtedness”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a calculation of the Estimated Closing Cash and Indebtedness (the “Estimated Closing Cash and Indebtedness Statement”), certified by the chief financial officer of the Company that each of the Estimated Closing Working Capital Statement and the Estimated Closing Cash and Indebtedness Statement was prepared in accordance with GAAP.

(b)          Net Working Capital Adjustment Amount and Closing Cash Adjustment Amount.

(i)       Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller each of (A) a statement setting forth the Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”), (B) a statement setting forth the Cash and Cash Equivalents and Indebtedness as of Closing, and a calculation of Cash and Cash Equivalents and Indebtedness as of Closing (the “Closing Cash and Indebtedness Statement”); and (C) a certificate of an executive officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP.

(ii)      The post-closing adjustment (the “Post-Closing Adjustment”) shall be: (A) an amount (the “Net Working Capital Adjustment Amount”) equal to the Closing Working Capital minus (ii) Estimated Closing Working Capital Amount plus (B) an amount (the “Closing Cash Adjustment Amount”) equal to (i) Cash and Cash Equivalents as of Closing, minus (ii) the amount of Indebtedness as of Closing. If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment, which shall (X) be due (i) within five (5) Business Days of acceptance by Seller of the Closing Working Capital Statement and Closing Cash and Indebtedness Statement or (ii) if there are Disputed Amounts, then within five (5) Business Days of the resolution described below; and (Y) be paid by wire transfer of immediately available funds to such account as is directed by Seller.

(c)          Examination and Review.

(i)         Examination. After receipt of the Closing Working Capital Statement and Closing Cash and Indebtedness Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement and Closing Cash and Indebtedness Statement. During the Review Period, Seller and Seller’s accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Working Capital Statement, Closing Cash and Indebtedness Statement, and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement and Closing Cash and Indebtedness Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and Closing Cash and Indebtedness Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)        Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement or Closing Cash and Indebtedness Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Net Working Capital Adjustment Amount, and the Closing Cash and Indebtedness Statement and Closing Cash Adjustment Amount, as the case may be, reflected in the Closing Working Capital Statement and Closing Cash and Indebtedness Statement, shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Net Working Capital Adjustment Amount and the Closing Working Capital Statement, and the Closing Cash Adjustment Amount and Closing Cash and Indebtedness Statement, with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)       Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants as mutually approved by Seller and Buyer (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Net Working Capital Adjustment Amount or Closing Cash Adjustment Amount, as the case may be, and the Closing Working Capital Statement and Closing Cash and Indebtedness Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement, Closing Cash and Indebtedness Statement, and the Statement of Objections, respectively.

(iv)       Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v)        Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Net Working Capital Adjustment Amount, and the Closing Cash and Indebtedness Statement, and Closing Cash Adjustment Amount, as the case may be, shall be conclusive and binding upon the Parties hereto.

(d)          Characterization of Post-Closing Adjustment for Tax Purposes. Any payments made pursuant to Section 2.05 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer and the Company) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.

Section 3.03 Capitalization. Seller is the record owner of and has good and valid title to the Shares, free and clear of all Encumbrances. The Shares constitute all of the total issued and outstanding capital stock of the Company. The Shares have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances. The Shares were issued in compliance with applicable Laws. The Shares were not issued in violation of the certificate of incorporation, bylaws or other governing documents of the Company or any other agreement, arrangement, or commitment to which any Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person. As of the Closing, there shall be no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating any Seller or the Company to issue or sell any equity interests (including the Shares), or any other interest, in the Company. As of the Closing, other than the certificate of incorporation and bylaws of the Company, there shall be no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 Subsidiaries. The Company’s only Subsidiaries are Caddo Parish Holdings LLC, a Delaware limited liability company, and Natrona County Holdings LLC, a Delaware limited liability company, both of which are wholly owned by the Company. The Company does not own, or have any interest in any shares or have an ownership interest in any Person other than the foregoing Subsidiaries.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller and the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in a violation or breach of any provision of the certificate of incorporation, bylaws or other governing documents of Seller or the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

Section 3.07 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND LAREDO

Buyer and Laredo represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer is a wholly owned subsidiary of Laredo, and was formed solely to acquire the Shares and operate the business of the Company following Closing. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and the Company) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 Organization, Authority and Qualification of Laredo. Laredo is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Laredo has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Laredo of this Agreement, the performance by Laredo of its obligations hereunder and the consummation by Laredo of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Laredo. This Agreement has been duly executed and delivered by Laredo, and (assuming due authorization, execution and delivery by Buyer and Laredo) this Agreement constitutes a legal, valid and binding obligation of Laredo, enforceable against Laredo in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by each of Buyer and Laredo of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation, bylaws or other governing documents of Laredo or the certificate of formation, limited liability company agreement or other governing documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or Laredo; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer or Laredo is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Laredo’s or Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Laredo or Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Laredo’s or Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.04 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Laredo.

Section 4.06 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Cash and consummate the transactions contemplated by this Agreement.

Section 4.07 Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has neither incurred nor plans to incur debts beyond its ability to pay as they become absolute and matured.

Section 4.08 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Laredo’s or Buyer’s knowledge, threatened against or by Laredo or Buyer or any Affiliate of Buyer or Laredo that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.09 Independent Investigation. Buyer and Laredo have conducted their own independent investigation, review and analysis of the business, results of operations, environmental status, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Each of Laredo and Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, each of Laredo and Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including any related portions of the Disclosure Schedules); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V
COVENANTS

Section 5.01 Access to Information. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Buyer if such disclosure would not be disclosable pursuant to the Management Services Agreement, dated as of June 14, 2011, between Laredo and the Company and, in Seller’s sole discretion, could: (x) cause significant competitive harm to Seller, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

Section 5.02 Supplement to Disclosure Schedules. Prior to the Closing, Buyer shall supplement or amend its Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.03 have been satisfied; provided, however, that if Seller has the right to, but does not elect to, terminate this Agreement within five Business Days of its receipt of such Schedule Supplement, then Seller shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 7.03 with respect to such matter.

Section 5.03 Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company which are employees or representatives of Seller prior to the Closing.

Section 5.04 Director and Officer Indemnification and Insurance.

(a)          Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company and its subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any of its subsidiaries, as provided in the certificate of incorporation or bylaws of the Company (or similar organizational documents of any subsidiary of the Company), in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)          The Company shall, and Buyer shall cause the Company to obtain as of the Closing Date “tail” insurance policies with a claims period of six years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). Seller shall pay 100% of the premium for such “tail” insurance policies.

(c)          The obligations of Buyer and the Company under this Section 5.04 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.04 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.04 applies shall be third-party beneficiaries of this Section 5.04, each of whom may enforce the provisions of this Section 5.04).

(d)          In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.04.

Section 5.05 Confidentiality; Non-Disparagement.

(a)          From and after the Closing, (x) Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company and Buyer, and (y) Buyer shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Seller, except in each case to the extent that Seller or Buyer, as applicable, can show that such information (i) is generally available to and known by the public through no fault of such Party, any of its Affiliates or their respective Representatives; or (ii) is lawfully acquired by such Party, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Party or any of its Affiliates or their respective Representatives are compelled to disclose any information subject to this Section 5.05 by judicial or administrative process or by other requirements of Law or any regulatory agency, such Party shall promptly notify the other Party in writing and shall disclose only that portion of such information which such Party is advised by its counsel in writing is legally required to be disclosed, provided that such Party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. If this Agreement is, for any reason, terminated prior to the Closing, the provisions of this Section 5.05(a) shall nonetheless continue in full force and effect.

(b)          No party hereto shall, and no party shall permit any of its Affiliates to, publicly disparage or publicly criticize any other party hereto or its Affiliates, its or its subsidiaries’ business or any of its or its subsidiaries’ current or former directors, officers or employees, including the business and current or former directors, officers and employees of such other party’s Affiliates, as applicable, or otherwise make public remarks that could be reasonably be expected to adversely affect the personal or professional reputation or prospects of the any of the foregoing. The restrictions in this Section shall not apply (i) in any required testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required; or (ii) to any disclosure required by applicable law, rules or regulations.

Section 5.06 Governmental Approvals and Other Third-Party Consents

(a)          Each party hereto shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)          Without limiting the generality of Buyer’s undertaking pursuant to this Section 5.06, Buyer agrees to use its commercially reasonable efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, Buyer shall use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(c)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 5.07 Books and Records.

(a)          In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer shall:

(i)         retain the books and records (including personnel files) of the Company and Buyer relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)        upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b)          In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Seller shall:

(i)         retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii)        upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)          Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.07 where such access would violate any Law, regulatory requirement or contractual obligation.

Section 5.08 Closing Conditions. From the date hereof until the Closing, each Party shall, and Seller shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

Section 5.09 Public Announcements. Only if required by applicable Law or Governmental Authority (based upon the reasonable advice of counsel), shall any Party make any public announcements in respect of this Agreement or the transactions contemplated hereby, and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 5.10 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.11 Certain Tax Matters.

(a)        To the extent not filed prior hereto, the Seller shall prepare or cause to be prepared, in accordance with applicable law and consistent with past practice, each State Tax Return for any Pre-Closing Tax Period (other than a Pre-Closing Tax Period that is part of a Straddle Period) and any other Company Tax Return related to or for any Income Tax for any Pre-Closing Tax Period (including but not limited to the Seller’s consolidated federal Income Tax Return to the extent inclusive of the Company through the Closing Date). At least thirty (30) days prior to the date on which a State Tax Return for such a Pre-Closing Tax Period is due (after taking into account any valid extension), the Seller shall deliver such State Tax Return to the Buyer. No later than five (5) days prior to the date on which a State Tax Return for a Pre-Closing Tax Period is due (after taking into account any valid extension), the Buyer may request reasonable changes and revisions be made to such State Tax Return. The Seller shall cooperate fully in making any reasonable changes and revisions to any State Tax Return for a Pre-Closing Tax Period. At least three (3) days prior to the date on which a State Tax Return (as reasonably revised based on requests by the Buyer) for a Pre-Closing Tax Period is due (after taking into account any valid extension), the Seller shall pay to the Buyer an amount equal to any Tax due with respect to such State Tax Return for the Pre-Closing Tax Period (other than any such Tax taken into account under any working capital, similar adjustment or indemnification), and the Buyer shall file such State Tax Return. This Section 5.11(a) shall not apply to any Transfer Tax Return.

(b)        Except for any Tax Return to which Section 5.11(a) applies, the Buyer shall prepare and file each Company Tax Return for any Post-Closing Tax Period or any Straddle Period in accordance with applicable law. At least thirty (30) days prior to the date on which a Company Tax Return for a Straddle Period is due (after taking into account any valid extension), the Buyer shall deliver such Company Tax Return to the Seller. No later than five (5) days prior to the date on which a Company Tax Return for any Straddle Period is due (after taking into account any valid extension), the Seller may make reasonable changes and revisions to such Company Tax Return. The Buyer shall cooperate fully in making any reasonable changes and revisions to any Company Tax Return for any Straddle Period. At least three (3) days prior to the date on which such Company Tax Return for a Straddle Period is due (after taking into account any valid extension), the Seller shall pay to the Buyer an amount equal to the Tax on such Company Tax Return to the extent such Tax relates, as determined under Section 5.11(c), to the portion of such Straddle Period ending on and including the Closing Date. This Section 5.11(b) shall not apply to any Transfer Tax Return.

(c)        In the case of a Tax payable for a Straddle Period, the portion of such Tax of the Company that relates to the portion of the Straddle Period ending on the Closing Date shall (i) in the case of a Tax (other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts) be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion ending on the Closing Date of the Straddle Period and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date.

(d)        Each Party shall promptly forward to the other a copy of all written communications from any Governmental Authority relating to any Tax or Company Tax Return for a Pre-Closing Tax Period or Straddle Period. Upon reasonable request, the Buyer and the Seller shall each make available to the other all information, records or other documents relating to any Tax or any Company Tax Return for a Pre-Closing Tax Period or Straddle Period. The Buyer and the Seller shall preserve all information, records or other documents relating to a Tax or a Company Tax Return for a Pre-Closing Tax Period or Straddle Period, until the date that is six (6) months after the expiration of the statute of limitations applicable to the Tax or the Company Tax Return. Prior to transferring, destroying or discarding any information, records or documents relating to any Tax or any Company Tax Return for a Pre-Closing Tax Period or Straddle Period, the Seller shall give to the Buyer a reasonable written notice and, to the extent the Buyer so requests, the Seller shall permit the Buyer to take possession of all such information, records and documents. In addition, the Buyer and the Seller shall cooperate with each other in connection with all matters relating to the preparation of any Company Tax Return or the payment of any Tax and in connection with any proceeding relating to any Tax or Company Tax Return, including but not limited to, access to information regarding the Company or any of its Subsidiaries for the purpose of preparing any Company Tax Return of which the Seller or any of its Subsidiaries is the common parent. Nothing in this Section 5.11(d) shall affect or limit any indemnity or similar provision or any other representations, warranties or obligations of the Company or the Seller. Each Party shall bear its own costs and expenses in complying with the provisions of this Section 5.11.

(e)        The Seller shall be entitled to any refunds (including any interest paid thereon) or credits for Taxes attributable to any Pre-Closing Tax Period including but not limited to any portion of the Straddle Period that is part of the Pre-Closing Tax Period. Upon receipt, the Company shall pay any amount referenced in the preceding sentence to the Seller.

(f)        Notwithstanding anything to the contrary in this Agreement, all liabilities, obligations and other rights between any member of the Parent Consolidated Group, on the one hand, and the Company and any of its Subsidiaries, on the other hand, under any Tax sharing or Tax indemnity agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods.

Section 5.12 Withholding Taxes. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) each payment made pursuant to this Agreement shall be made net of any Taxes required by applicable law to be deducted and withheld from such payment, and (b) any amounts deducted or withheld from such payment shall be remitted to the applicable Governmental Authority and, when so remitted, shall be treated for all purposes of this Agreement as having been paid to the Party in respect of which such deduction and withholding was made. Prior to the Closing Date, if Buyer or Seller becomes aware that any amount is required to be so deducted and withheld, it shall promptly provide notice to the other Party. Buyer shall use reasonable efforts to notify Seller at least ten (10) days in advance of Buyer deducting and withholding any Taxes from any payment made pursuant to this Agreement, including providing a copy of the law pursuant to which Buyer proposes to make any such withholding, provided, however, that Buyer may deduct and withhold any such Taxes even if notice to Seller is not provided at least 10 days in advance.

Section 5.13 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property transfer Tax and any other similar Tax, collectively, “Transfer Taxes”) shall be borne and paid by Seller when due, regardless of the Person liable for such obligations under applicable Law or the Person making payment to the Governmental Authority or other third party. Seller shall, at its own expense, timely file any Transfer Tax Return or other document with respect to such Transfer Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.14 Release; Covenant Not to Sue.

(a)          Effective upon the Closing, each of Buyer and Laredo, on behalf of itself and its Affiliates, and its and their successors and assigns (collectively, the “Buyer Releasing Parties”), each hereby forever, irrevocably and unconditionally releases, settles, cancels, discharges and acknowledges to be fully and finally satisfied any and all claims, litigations, complaints, proceedings, disputes, controversies, suits, arbitrations, charges, audits, investigations, hearings, demands, rights, actions, causes of action, debts, accounts, covenants, contracts, agreements (including the SORC Agreements), promises, damages, costs, reimbursements, losses, compensation, liabilities, costs and expenses (including attorneys’ fees), penalties, dues, sums of money, reckonings, liens, bonds, bills, obligations, specialties, variances, trespasses, judgments, extends, executions and administrative grievances of any and every kind, nature or description whatsoever, known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, existing or claimed to exist, fixed or contingent, both at law and in equity (collectively, “Released Claims”), which the Releasing Parties may have had or may now or hereafter have or assert against the Company or Seller, or any of their respective present or former officers, directors, equity holders, partners, members, managers, agents, representatives, employees, Affiliates, Subsidiaries, successors and assigns (collectively, the “Seller Released Parties”) for, upon, or by reason of any matter, cause, or thing whatsoever related or attributable to the period, or arising during the period, from the beginning of time through and including the Closing; provided, however, that “Released Claims” shall not include other claims or rights arising under or in connection with this Agreement (the “Non-Released Claims”).

(b)          Each of Buyer and Laredo, on behalf of itself and each other Buyer Releasing Party, agrees that: (i) neither it nor Laredo or Buyer, nor any of the other Buyer Releasing Parties, will bring, file, institute, prosecute, maintain, participate in, or recover upon, either directly or indirectly, or encourage or benefit from the institution of, any Action or Proceeding, against any of the Seller Released Parties for or relating to any of the Released Claims (“Covenant Not To Sue”), (ii) the release provided in Section 5.14(a) above (the “Seller Release”) may be pleaded by a Seller Released Party as a full and complete defense to any action or Proceeding (including described in clause (i) above) with respect to a Released Claim that is contrary to the terms of the Seller Release, and may be asserted as a basis for abatement of, or injunction against, said action or Proceeding with respect to a Released Claim and as a basis for a cross-complaint for damages therein and (iii) in the event that any Buyer Releasing Party breaches the Covenant Not To Sue, any Seller Released Party aggrieved shall be entitled to recover not only the amount of any judgment that may be awarded in favor of such aggrieved Seller Released Party, but also such other damages, costs and expenses as may be incurred by such aggrieved Seller Released Party, including court costs and reasonable attorneys’ fees, in preparing the defense of, defending against or seeking and obtaining abatement of, or injunction against, such action or proceeding, and establishing and maintaining the applicability of the Seller Release.

(c)          Effective upon the Closing, Seller, on behalf of itself and its Affiliates, and its and their successors and assigns (collectively, the “Seller Releasing Parties”), each hereby forever, irrevocably and unconditionally releases, settles, cancels, discharges and acknowledges to be fully and finally satisfied any and all Released Claims, which the Seller Releasing Parties may have had or may now or hereafter have or assert against the Buyer or Laredo, or any of their respective present or former officers, directors, equity holders, partners, members, managers, agents, representatives, employees, Affiliates, Subsidiaries, successors and assigns (collectively, the “Buyer Released Parties”) for, upon, or by reason of any matter, cause, or thing whatsoever related or attributable to the period, or arising during the period, from the beginning of time through and including the Closing; provided, however, that “Released Claims” shall not include the Non-Released Claims.

(d)          Seller, on behalf of itself and each other Seller Releasing Party, Covenants Not to Sue any of the Buyer Released Parties for or relating to any of the Released Claims, (ii) the release provided in Section 5.14(c) above (the “Buyer Release”) may be pleaded by a Buyer Released Party as a full and complete defense to any action or Proceeding (including described in clause (i) above) with respect to a Released Claim that is contrary to the terms of the Buyer Release, and may be asserted as a basis for abatement of, or injunction against, said action or Proceeding with respect to a Released Claim and as a basis for a cross-complaint for damages therein and (iii) in the event that any Seller Releasing Party breaches the Covenant Not To Sue, any Buyer Released Party aggrieved shall be entitled to recover not only the amount of any judgment that may be awarded in favor of such aggrieved Buyer Released Party, but also such other damages, costs and expenses as may be incurred by such aggrieved Buyer Released Party, including court costs and reasonable attorneys’ fees, in preparing the defense of, defending against or seeking and obtaining abatement of, or injunction against, such action or proceeding, and establishing and maintaining the applicability of the Buyer Release.

Section 5.15 Vehicles. The purchase price for vehicles being sold to individuals as indicated on Section 5.15 of the Disclosure Schedules shall be deducted from the first quarterly payment under the consulting agreement, and Company shall sell the other vehicles set forth on Section 5.15 of the Disclosure Schedules by January 31, 2021, with the proceeds thereof to be paid to (i) Laredo and next quarterly payment under Consulting Agreement to be reduced by like amount or (ii) paid to Seller to reduce the principal amount of the Laredo Debt, as determined by Laredo and Buyer.

Section 5.16 Fredonia Equipment Sale. Following the Closing, the Fredonia equipment set forth on Section 5.16 of the Disclosure Schedules shall be sold by the Company and/or Buyer. The proceeds of such sale shall be applied first to reduce Laredo’s outstanding debt (including any accrued interest thereon) to Seller (“Laredo Debt”), and any excess sale proceeds above the amount of the Laredo Debt will be paid half to Seller and paid or retained half by Buyer. At Closing, Seller shall deliver to Buyer a statement setting forth the principal and accrued interest of the Laredo Debt due and owing by Laredo as of Closing. Seller hereby agrees that the Laredo Debt shall not accrue any interest during 2021. Beginning on January 1, 2022, the then-outstanding balance of the Laredo Debt will accrue interest at a rate of 5.0% per annum. Seller and Laredo hereby agree that the Laredo Debt shall be due and payable in full by Laredo to Seller on June 30, 2022.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)         No Proceeding shall have been instituted or threatened, or claim or demand made against the Company, Seller or Buyer seeking to restrain or prohibit, or to obtain damages with respect to, the consummation of the transactions contemplated hereby.

(c)          Except with respect to this Agreement and the transactions contemplated hereby, Seller and Buyer shall have terminated all arrangements between them, including the SORC Agreements.

(d)          To the extent necessary, the documents evidencing the Laredo Debt shall have been amended to give effect to the terms set forth in Section 5.16.

Section 6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of Seller contained in Article III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)          Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)          Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(d)          Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder.

(e)          Seller shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

(f)          Seller shall have delivered to Buyer the Consulting Agreement, duly executed by Seller.

Section 6.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of Buyer contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)          Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)          Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

(d)          Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(e)          Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

(f)           Buyer shall have delivered to Seller cash in an amount equal to the Closing Cash by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller in a written notice to Buyer.

(g)          Buyer shall have delivered to Seller the Consulting Agreement, duly executed by Laredo.

(h)          The transactions contemplated by that certain Purchase and Sale Agreement, dated November 19, 2020, between Natrona County Holdings LLC and Green Reserve Energy LLC shall have been consummated, and evidence thereof reasonably satisfactory to Seller shall have been delivered by Buyer to Seller.

ARTICLE VII
INDEMNIFICATION

Section 7.01 Survival. Except for the representations or warranties in Article III and Article IV, which shall survive for one year following Closing, none of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing; provided, however, that those covenants and agreements contained in this Agreement that by their terms are to be performed following the Closing shall survive the Closing until fully performed.

Section 7.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify and defend Buyer and Laredo against, and shall hold Buyer and Laredo harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer and/or Laredo based upon, arising out of, with respect to or by reason of:

(a)          any breach of any of the representations or warranties of Seller contained in this Agreement;

(b)          any breach of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement;

(c)          any of the Company’s indemnification obligations pursuant to (i) Section 14.3(a) of that certain Purchase and Sale Agreement, dated November 19, 2020, between Natrona County Holdings LLC and Green Reserve Energy LLC subject to the limitations on such indemnification set forth in such agreement (provided, that the indemnification obligation under this Section 7.02(c)(i) is subject to a cap of $300,000 notwithstanding the indemnification cap therein, but is otherwise subject to the terms and conditions therein) or (ii) Section 8.4 of that certain Purchase and Sale Agreement, dated as of July 1, 2020, between Caddo Parish Holdings LLC and CPH Acquisition Vehicle I, LLC, subject to the limitations on such indemnification set forth in such agreement (including the indemnification cap of up to $250,000, subject to the terms and conditions therein); or

(d)         (i) the ownership and operation of Natrona County Holdings LLC from its formation through the Closing and (ii) the ownership and operation of Caddo Parish Holdings LLC from its formation through the Closing.

Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a)          any breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b)          any breach of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.04 Limitations. Notwithstanding anything to contrary contained herein, (a) Seller shall not be liable for any indemnification pursuant to (i) Section 7.02(a) and Section 7.02(b) for any claims in excess of $55,000 (individually or in the aggregate), (ii) Section 7.02(c) for any claims in excess of the respective indemnification caps set forth in Section 7.02(c), and subject to the terms and conditions set forth in the purchase agreements referenced therein, and (iii) Section 7.02(d), for any individual claim, until the aggregate amount of Losses in respect of such claim for indemnification under Section 7.02(d) exceeds $25,000 (for each such individual claim, a “Individual Claim Basket”), in which event Seller shall only be required to pay or be liable for Losses in respect of such individual indemnification claim in excess of the Individual Claim Basket; provided, however, the costs associated with the compliance orders that have been issued to the subsidiaries of the Company and that are incurred in connection with the release of all legacy bonds of the Company’s subsidiaries (A) shall be considered one claim under this Section 7.02(d), (B) shall not be subject to the Individual Claim Basket and (C) Seller shall not be liable for any indemnification therefor until the aggregate amount of all costs exceeds $10,000, in which event Seller shall be liable for all such costs from the first dollar; (b) in no event shall Seller be liable in the aggregate for indemnification under Section 7.02(d) in excess of $300,000; and (c) any claim for indemnification under Section 7.02(d) must be made on or prior to the one-year anniversary of the Closing Date as more specifically set forth in Section 7.07. For avoidance of doubt, (a) Buyer cannot make claims under Section 7.02(d) for any claims under or arising out of the purchase agreements referenced in Section 7.02(c) and (b) all claims by Laredo or Buyer in respect of the compliance orders and legacy bonds referenced above shall be made under Section 7.02(d).

Section 7.05 Exclusive Remedies. Subject to Section 9.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.04 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.11 or to seek any remedy on account of Fraud by any Party.

Section 7.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07 Procedures for Claims.

(a)          Any claim by an Indemnified Party on account of a Loss which results from the acts or omissions of the Indemnifying Party pursuant to Section 7.02(a), 7.02(b) or 7.03, as well as any claim pursuant to Section 7.02(c) and any claim pursuant to Section 7.02(d) other than as specifically addressed in Section 7.07(b), any of the foregoing as applicable (a “Claim”), shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Claim, including whether the Indemnifying Party shall assume the defense of such Claim (to the extent applicable). During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Claim, and whether and to what extent any amount is payable in respect of the Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(b)          Any claim by an Indemnified Party on account of a Claim pursuant to Section 7.02(d) related to the costs associated with the compliance orders that have been issued to the subsidiaries of the Company and that are incurred in connection with the release of all legacy bonds of the Company’s subsidiaries shall be made after the threshold described therein has been satisfied and aggregated quarterly (i) within five (5) Business Days following the end of each of the first three calendar quarters of 2021 or (ii) on the one-year anniversary of the Closing Date. The failure to give such written notice as set forth herein shall relieve the Indemnifying Party of its indemnification obligations. Such notice by the Indemnified Party shall describe the Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the Claim amount that has been sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Claim, and whether and to what extent any amount is payable in respect of the Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have accepted such claim.

Section 7.08 Mitigation. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

ARTICLE VIII
TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Seller and Buyer;

(b)          by Buyer by written notice to Seller if:

(i)         Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Seller by December 31, 2020 (the “Drop Dead Date”); or

(ii)        any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)          by Seller by written notice to Buyer if:

(i)         Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii)        any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)          by Buyer or Seller in the event that:

(i)         there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)        any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)          as set forth in this Article VIII and Section 5.05 and Article IX hereof; and

(b)          that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE IX
MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise expressly provided herein (including Section 5.16 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller or the Company:	Alleghany Corporation
1411 Broadway, 34th Floor
New York, New York 10018
Facsimile: (212) 759-3295
E-mail: cdalrymple@alleghany.com and
dvangeyzel@alleghanycc.com

with a copy to:	Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
E-mail: KSilverman@olshanlaw.com
Facsimile: (212) 451-2222
Attention: Kenneth M. Silverman, Esq.

If to Buyer:	Laredo Oil, Inc.
398 Sage Lane
Winnett, MT 59087
E-mail: Msee@stranded-oil.com
Attention: Mark See

with a copy to:	Laredo Oil, Inc.
10023 Florence Circle
Naples, FL 34119
E-mail: Clindsey@stranded-oil.com
Attention: Christopher E. Lindsey

Section 9.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the Exhibits and Disclosure Schedules (other than an exception expressly set forth in the latter), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08 No Third-party Beneficiaries. Except as provided in Section 5.14 and Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)         ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.13 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Alleghany Corporation

By:	/s/ Christopher K. Dalrymple
Name:	Christopher K. Dalrymple
Title:	Senior Vice President

SORC Holdings LLC

By:	/s/ Mark See
Name:	Mark See
Title:	Manager

Laredo Oil, Inc.

By:	/s/ Mark See
Name:	Mark See
Title:	CEO

Stranded Oil Resources Corporation

By:	/s/ Udi Toledano
Name:	Udi Toledano
Title:	Vice President

[Signature Page to Securities Purchase Agreement]

Section 5.15

Company Vehicles to be Purchased by Executives

2017 Ford F150 #1FTEW1C88HKD45076 to be purchased by Christopher Lindsey for the agreed purchase price of $12,739.00.

2018 Ford Explorer #1FM5K8GT2JGA42043 to be purchased by Mark See for the agreed purchase price of $15,741.00.

2014 Ford Exped #1FMJU1J51EEF47857

2018 Ford Exped #1FMJU1JTXJEA31344

1

Section 5.16

Fredonia Equipment

Asset	Location as of December 31, 2020
1. VLI Drilling Rig w/ Directional Tools	33250 Highway 259 Casper, WY 82601
2. VLI Drilling Rig Spares	33250 Highway 259 Casper, WY 82601
3. SMC 3X5 Tri-plex Pump w/950V Power and Skid	33250 Highway 259 Casper, WY 82601
4. Mud Mixing Tank	33250 Highway 259 Casper, WY 82601
5. Mud Mixing Tank w/ Hopper and Pump	33250 Highway 259 Casper, WY 82601
6. All Valves, Acuators, Pumps, & Meters	33250 Highway 259 Casper, WY 82601
7. 3 Ethylene Glycol Chillers	33250 Highway 259 Casper, WY 82601
8. 4 PC Pumps	33250 Highway 259 Casper, WY 82601

2